FOR IMMEDIATE RELEASE

Ann Parker, Director
Investor Relations
(T) 605-988-1000
ann.parker@lodgenet.com

LODGENET TO OFFER $185 MILLION SENIOR SUBORDINATED NOTES

SIOUX FALLS, S.D., June 3, 2003 — LodgeNet Entertainment Corporation (Nasdaq: LNET) today announced that it plans to sell up to $185 million of senior subordinated notes pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. LodgeNet expects to use substantially all of the net proceeds of the offering to repay outstanding indebtedness.

Bear, Stearns & Co. Inc. will act as sole book running manager of the offering. In addition, UBS Warburg and CIBC World Markets will be co-managers.

When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179; (212) 272-2000.

This press release is not an offer to sell or the solicitation of an offer to buy the senior subordinated notes nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About LodgeNet

LodgeNet Entertainment Corporation is a broadband, interactive services provider which specializes in the delivery of interactive television and Internet access services to the lodging industry throughout the United States and Canada as well as select international markets. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides services to more than 960,000 rooms in more than 5,700 hotel properties worldwide. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

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